Exhibit 99.1

Knology Reports Continued Growth in First Quarter 2011

WEST POINT, Ga.--(BUSINESS WIRE)--April 26, 2011--Knology, Inc. (Nasdaq: KNOL):

First Quarter Highlights:

  Revenue increased to $128.0 million for the first quarter 2011, up 16.2% compared to the same period in 2010.
  EBITDA, as adjusted, increased to $47.4 million for the first quarter 2011, representing the highest quarterly EBITDA, as adjusted, in the history of Knology and an increase of 26.0% compared to the same period in 2010.
  GAAP operating income increased to $21.9 million for the first quarter 2011, representing an increase of 58.7% compared to the same period in 2010.
  Net Income increased to a record $12.2 million, or $0.33 per share, for the first quarter. Excluding the items related to the debt repricing and interest rate swaps, net income increased 356% to $11.4 million, or $0.31 per share, for the first quarter, compared with net income of $2.5 million, or $0.07 per share, in the same period one year ago.
  Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and net cash interest, was $10.2 million in the first quarter, resulting in a total of $82.0 million of cash and short term investments on the balance sheet as of March 31, 2011. Capital expenditures amounted to $26.2 million in the first quarter, which included significant investment related to the high ROI network edge-out projects.
  Business and residential connections increased 934 and 5,795, respectively, during the first quarter for a total of 6,729 net gain connections, resulting in 773,090 total connections as of quarter end.
  As previously reported, Knology signed a definitive agreement to acquire cable and broadband operations in Fort Gordon, GA and Troy, AL for $30 million cash. These operations are contiguous to existing Knology operations. Knology also successfully closed a repricing transaction reducing the Company’s annualized interest cost by approximately $10 million.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the quarter ended March 31, 2011. Total revenue for the first quarter of 2011 was $128.0 million, compared to revenue of $110.1 million for the same period one year ago and $123.6 million for the previous quarter. Knology reported EBITDA, as adjusted, of $47.4 million for the first quarter of 2011. EBITDA, as adjusted, was $37.7 million for the first quarter of 2010 and $43.7 million for the previous quarter.

Knology reported net income for the first quarter of 2011 of $12.2 million, or $0.33 per share, compared with a net loss of $13.0 million, or $(0.35) per share, for the previous quarter and a net loss of $815,000, or $(0.02) per share, for the first quarter of 2010. During the fourth quarter of 2010, Knology recorded a one-time charge of $19.8 million for the early extinguishment of debt related to the financing of the Sunflower acquisition. Excluding the charges related to the accounting treatment of the company’s debt transactions and interest rate swaps, Knology posted net income of $11.4 million, or $0.31 per share, for the first quarter of 2011 and net income of $5.1 million, or $0.14 per share, for the fourth quarter of 2010. For the first quarter of 2010, excluding the swap related items, the company posted net income of $2.5 million, or $0.07 per share.

Total connections increased 6,729 during the first quarter of 2011 to 773,090 as of quarter end. This represents a 9.9% increase compared to one year ago. Data and voice connections increased 5,159 and 2,126, respectively, while video connections decreased 556. Average monthly revenue per connection was $55.49, which represents an increase from $52.48 for the first quarter of 2010. Average monthly connection churn was 2.3%, compared to churn of 2.2% for the same period one year ago and 2.5% in the previous quarter.

On February 18, 2011, Knology amended its existing credit facility to, among other items, reduce the pricing of the term loan A and term loan B facilities, upsize the term loan A by $20 million, and increase the capacity of the incremental facility from $200 million to $250 million. On February 21, 2011, the Company entered into a definitive agreement to acquire certain cable and broadband assets located in Fort Gordon, GA and Troy, AL. This acquisition is expected to close in late second quarter 2011 and is subject to normal and customary closing conditions.

“The business is off to a very solid start in 2011,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “We achieved all-time records for Revenue, EBITDA and Net Income. We also experienced good growth in connections, including connections from our legacy footprint as well as continued growth from our high ROI edge-out network expansion. Finally, we completed the rebranding and a significant amount of the integration of the acquired Lawrence, Kansas market. Our focus continues to include taking care of our customers, growing the business with discipline and adding incremental shareholder value.”

Todd Holt, Knology’s President, added, “The first quarter of 2011 was very active. In addition to the outstanding financial performance of the business, we announced the nicely accretive, tuck-in acquisition in our southeast footprint and closed the debt repricing transaction, which lowers our debt cost of capital and reduces our annual cash interest expense by about $10 million. Our balance sheet is strong, both from a liquidity and leverage perspective, and the business is positioned for a successful 2011 and continued growth into the future.”

First Quarter Key Operating Metrics

	Q1	Q1	% Change
	2011	2010	vs. Q1 2010
Marketable Homes Passed	1,047,309	934,236	12.1%

Connections
Video	254,835	235,668	8.1%

Voice
On-Net	257,114	241,432	6.5%
Off-Net	13,327	11,932	11.7%
Total Telephone	270,441	253,364	6.7%

Data
High Speed Data	247,082	213,575	15.7%
Dial-Up	732	1,056	-30.7%
Total Data	247,814	214,631	15.5%

Total On-Net Connections	759,031	690,675	9.9%
Total Connections	773,090	703,663	9.9%

Residential Connections	656,412	597,023	9.9%
Business Connections	116,678	106,640	9.4%

Average Monthly Revenue
Per Connection	$55.49	$52.48
Average Monthly Connection
Churn	2.3%	2.2%

For full descriptions of the above metrics, please refer to Definitions of Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the first quarter 2011, which will be broadcast live over the Internet, on Tuesday, April 26, 2011 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the free conference call live over the Internet by visiting Knology’s Web site at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com starting approximately two hours after the conclusion of the call. Also, a telephonic replay will be available through midnight on Tuesday, May 10, 2011, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. 58599667.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast, upper Midwest and Kansas regions. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, including the contemplated transaction announced in this report, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2010, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measure EBITDA, as adjusted. EBITDA, as adjusted, is calculated as net income (loss) before interest; taxes; depreciation and amortization; non-cash stock compensation; M&A integration and restructuring expense; debt modification expense; gain on interest rate swaps; amortization of deferred loss on interest rate swaps; and other expense (income). A reconciliation of EBITDA, as adjusted, to net income (loss) for the three month periods ended March 31, 2010 and 2011 is attached to this press release. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net income (loss) for the three month periods ended March 31, 2010 and 2011 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc.
Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended
	March 31,
	2011	2010
Operating Revenues:
Video	$59,520	$49,081
Voice	32,968	32,309
Data	30,864	25,669
Other	4,610	3,059
Total Revenue	127,962	110,118

Direct costs	41,361	36,116
Selling, general and administrative expenses	41,418	37,852
Depreciation and amortization	23,272	22,345
Operating Income	21,911	13,805

Interest income	36	116
Interest expense	(10,573)	(11,488)
Debt modification expense	(181)	0
Non-cash gain on interest rate swaps	1,032	1,031
Non-cash amortization of deferred loss on interest rate swaps	0	(4,374)
Other income, net	7	95
Net Income (Loss)	$12,232	$(815)

Basic net income (loss) per share	$0.33	$(0.02)

Diluted net income (loss) per share	$0.31	$(0.02)

Basic weighted average shares outstanding	37,243,788	36,647,361

Diluted weighted average shares outstanding	38,919,920	36,647,361

Knology, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	3/31/2011
ASSETS	(unaudited)	12/31/2010

Current assets:
Cash and cash equivalents	$74,592	$47,120
Restricted cash	1,401	1,401
Certificates of deposit	6,000	6,105
Accounts receivable, net	35,666	37,504
Prepaid expenses and other	5,406	3,373
Total current assets	123,065	95,503

Property, plant & equipment, net	404,196	400,347
Investments	5,127	4,011
Debt issuance & debt modification costs, net	12,591	8,167
Goodwill, intangible assets and other	278,769	279,650

Total assets	$823,748	$787,678

LIABILITIES AND STOCKHOLDERS’
EQUITY

Current liabilities:
Current portion of long term debt	$10,941	$9,561
Accounts payable	33,213	28,217
Accrued liabilities	18,972	20,360
Unearned revenue	17,237	16,949
Total current liabilities	80,363	75,087

Long term debt, net of current portion	739,088	721,751
Interest rate swaps	8,344	6,699
Total liabilities	827,795	803,537

Common stock	374	372
Additional paid in capital	612,746	610,492
Accumulated other comprehensive income	(2,676)	0
Accumulated deficit	(614,491)	(626,723)
Total stockholders’ deficit	(4,047)	(15,859)

Total liabilities and stockholders’ equity	$823,748	$787,678

Knology, Inc.
Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Income (Loss)
Unaudited
(In Thousands)

	Three Months Ended
	March 31,
	2011	2010
Net income (loss)	$12,232	$(815)
Depreciation and amortization	23,272	22,345
Non-cash stock compensation	1,694	1,451
M&A integration & restructuring expense	570	55
Interest expense, net	10,537	11,372
Debt modification expense	181	0
Non-cash gain on interest rate swaps	(1,032)	(1,031)
Non-cash amortization of deferred loss on interest rate swaps	0	4,374
Other income	(7)	(95)
EBITDA, as adjusted	$47,447	$37,656
Capitalized expenditures	(26,241)	(16,295)
Cash interest paid, net	(10,980)	(10,454)
Free cash flow	$10,226	$10,907

CONTACT:
Knology, Inc.
M. Todd Holt, President, 706-645-8752
todd.holt@knology.com